UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 10, 2008
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona		85004
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number including area code: (602) 256-6263
Not applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 10, 2008, the Compensation Committee of the Board of Directors (the “Board”) of Cavco Industries, Inc., a Delaware Corporation (the “Company”), approved the Vice President and Chief Financial Officer Incentive Compensation Plan for Fiscal Year 2009 (the “CFO Incentive Plan”) for Daniel L. Urness, the Company’s Vice President and Chief Financial Officer. The CFO Incentive Plan consists of two components: (i) a performance bonus; and (ii) a non-qualified stock option grant. Under the performance bonus component, Mr. Urness will have the opportunity to earn a cash bonus up to an amount equal to 1.5% of the first $7.5 million of pretax income for the fiscal year ended 2009 plus 3% of pretax income for the fiscal year ended 2009 above $7.5 million. The bonus will be paid in cash at the discretion of the Board based upon a performance evaluation to be conducted by the Compensation Committee. The non-qualified stock option grant consists of an option to purchase up to 10,000 shares of common stock of the Company at market value as of July 10, 2008 and will vest in equal 20% increments over the next five years on the anniversary of the grant date (July 10, 2008). Both components are made pursuant to the terms and conditions of the Company’s 2003 Stock Incentive Plan. Additionally, the Compensation Committee approved an increase in Mr. Urness’ base salary from $150,000 per annum to $165,000 per annum.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ James P. Glew
James P. Glew, Secretary

Date: July 10, 2008